SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 10, 2006

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 10, 2006, Oscient Pharmaceuticals Corporation (the “Company”) entered into a Supply, Distribution and Marketing Agreement (the “Agreement”) with Abbott Laboratories, Ltd. (“Abbott Canada”), the Canadian affiliate of Abbott, pursuant to which the Company granted the commercialization rights to FACTIVE® (gemifloxacin mesylate) tablets in Canada to Abbott Canada. FACTIVE is currently approved in Canada for the treatment of acute bacterial exacerbations of chronic bronchitis (AECB), and Abbott Canada is responsible for obtaining regulatory approval, on behalf of the Company, for additional indications for FACTIVE. In exchange for those rights, Abbott Canada has agreed to a pay a transfer price on product purchases and to make certain milestones payments upon achievement of certain regulatory and sales goals.

Supply of Product

Pursuant to the Agreement, Abbott Canada is obligated to exclusively purchase from the Company, and the Company must exclusively supply, finished tablets of FACTIVE; however, Abbott Canada may elect to transfer the fill-finish manufacturing to an alternate manufacturing source on terms to be determined by the parties.

Termination

The Agreement may be terminated by either party upon the occurrence of certain termination events, including Abbott Canada’s right to terminate if approval in Canada for the treatment of community-acquired pneumonia of mild to moderate severity is not achieved within two years of filing with the Canadian regulatory authorities.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1    Press Release issued by Oscient Pharmaceuticals Corporation on August 10, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Steven M. Rauscher
Name:	Steven M. Rauscher
Title:	President and Chief Executive Officer

Date: August 10, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Oscient Pharmaceuticals Corporation on August 10, 2006.